Exhibit D-2B(1)
                    PUBLIC SERVICE COMMISSION
                        OF WEST VIRGINIA
                           CHARLESTON

At a session of the PUBLIC SERVICE COMMISSION OF WEST VIRGINIA in the City of Charleston on the 23rd day of June, 2000.
CASE NO. 00-0801-E-PC
MONONGAHELA POWER COMPANY and
THE POTOMAC EDISON COMPANY, both
dba ALLEGHENY POWER
Petition for consent and approval for Monongahela
Power Company and The Potomac Edison Company to transfer their West Virginia generation assets to an affiliate, Allegheny Energy Supply Company, LLC, at book value.
                        COMMISSION ORDER

On May 26, 2000, Monongahela Power Company (Mon Power) and The
Potomac Edison Company (PE), both dba Allegheny Power (APS), filed a petition seeking Commission approval for a transfer of their West Virginia generation assets to an affiliate, Allegheny
Energy Supply Company, LLC (Allegheny Energy). On the June16,
2000, the Commission issued an Order in this proceeding. In that Order, the Commission found that the filing was unnecessary for the PE generation assets because the Commission had approved the transfer of PE generation assets on or after July 1, 2000 in its Order of January 28, 2000, in Case No. 98-0452-E-GI. The
Commission made no such finding with regard to the Monongahela
Power generation assets and dismissed this proceeding for both companies. On June 19, 2000 the Consumer Advocate Division of the Public Service Commission (CAD) filed a petition to intervene, to reopen proceedings and for the Commission to reconsider its June 16 decision. In addition to reopening and intervention, the CAD is asking that the Commission assert jurisdiction over the petition by Monongahela Power Company and Potomac Edison Company and that the Commission grant the petition subject to conditions set forth in paragraphs 7 See FootNote (1) and 8 See FootNote (2) of the petition and subject to the submission of a list of all property transferred, by FERC account number, within 30 days of the transfer.
On June 23, 2000 APS, CAD and Commission Staff filed a
Stipulation and Recommendation (Stipulation) agreeing to a resolution of this proceeding. The Stipulation recommended that the Commission do the following:
1. Grant CAD's request for intervention and reopening.
2. Confirm that the Commission has jurisdiction over West
Virginia generation assets until a Commission authorized sale or transfer occurs.
3. Affirm the approval for PE's transfer of generation assets subject to certain conditions. The first condition, which is agreed to by PE and APS, is a requirement to file details of the assets transferred and the book value of such assets within 14 days of the actual transfer. The second condition, which is agreed to by PE and APS, is that PE shall be bound by the rate protections, consumer protections, capacity protections and tax neutrality protections to state and local governments as outlined in the restructuring plan that had been adopted by the Commission in Case Number 98-0452-E- GI (the Plan).
In addition to the above recommendations for Commission action, the parties agreed on a general outline of the procedures to be used by Monongahela Power Company at such time as it sought to transfer its generation assets.
Upon consideration of the CAD's petition, the Commission shall reopen this case for the purpose of issuing this further Order.
As a first matter to address, it appears that the Commission's
June 16, 2000 decision may require clarification with regard to Monongahela Power Company. The CAD is concerned that the June 16
Order was based on a misinterpretation of the terms of the restructuring plan that had been adopted by the Commission in Case Number 98- 0452-E-GI (the Plan). As the CAD states in its petition, the Plan provides that generation assets will be deregulated effective with the starting date (or implementation date), which will not occur before mid-2001. The Plan further provides that:
" . . . APS (Potomac Edison) shall have the right to transfer its West Virginia generation assets to an affiliate, at book value, on or after July 1, 2000, incident to the deregulation of generation in Maryland."

Contrary to the CAD's concerns, the Commission does not interpret the Plan as giving Monongahela Power Company authority to transfer its generation assets prior to the starting date, and we did not grant authority for any transfer of the Monongahela Power Company generation assets. Instead, we dismissed the petition of Monongahela Power Company, and we shall clarify and affirm that decision in this Order.
We note that the Stipulation filed by the parties sets forth a proposed procedure for Monongahela Power Company to follow before any transfer of its generation assets may occur, including any transfer after the starting date of the Plan. This portion of the Stipulation outlines a procedure and is not dispositive of the issue of approval of transfer of generation assets in advance of the starting date. Accordingly the Commission has no objection if Mon Power and the signatory parties proceed pursuant to the Stipulation, recognizing that the Commission may require additional information and/or evidence in any future proceedings involving transfer of generation assets.
With regard to Potomac Edison, the CAD argues that even with the approval language contained within the Plan, the Commission retains jurisdiction to conduct a review of the actual assets which are proposed to be transferred and should condition the approval on certain commitments made by the petitioners in paragraph 7 and paragraph 8 of their petition. We agree with the CAD with regard to the review of transferred assets. With regard to other jurisdiction, protection of customers and rate commitments, we certainly agree that the transfer cannot be approved absent a guarantee of sufficient capacity at reasonable rates for PE customers. Finally, we agree that the commitments with regard to state and local government tax revenue neutrality must be a condition of the transfer of generation assets.
Since our June 16 Order allowed the transfer of PE's generation assets pursuant to the Plan, we intended all of the reliability and rate protections given to customers under the Plan, as well as the tax neutrality requirement, to apply to PE's transfer of generation assets. We did not view the paragraph 7 commitments to be anything other than commitments to abide by the terms and conditions of the Plan, which would assure PE's customers of sufficient capacity at rates which are frozen at current levels for the first four years following the starting date of the Plan. However, in consideration of the CAD's petition and the Stipulation filed by the parties, we shall clarify that requirement and condition in this Order. Similarly, state and local tax neutrality is a condition of the Plan, and it must be a condition of the PE generation assets transfer. This condition will likewise be clarified in this Order. Furthermore, the Commission will clarify , as contemplated in the Plan, that the future agreement between the affiliate, Allegheny Energy, and the utility, Potomac Edison, will be subject to Commission consent and approval pursuant to 24-2-12 of the Code.

In consideration of the above discussion, the discussion in our June 16, 2000 Order and the terms and conditions of the Plan, the Commission finds that it has continuing jurisdiction over the generation assets of Monongahela Power Company and Potomac Edison
Company until such time as a Commission authorized sale or transfer of said assets occurs. Therefore:
IT IS ORDERED that the CAD's petition it intervene in this proceeding is granted.
IT IS FURTHER ORDERED that all Ordering Paragraphs of our June
16, 2000 Order are hereby retracted and superceded by this Order.
IT IS FURTHER ORDERED that Monongahela Power Company may not sell, transfer or otherwise dispose of its generation assets prior to the starting date of the Plan without the consent of this Commission pursuant to 24-2-12 of the Code.
IT IS FURTHER ORDERED that at least sixty days prior to any proposed sale, transfer or other disposition of its generation assets in advance of the starting date of the Plan, Monongahela
Power Company must submit a petition seeking Commission approval for such disposition. Such filing must, in accordance with the Stipulation, contain a full and complete description of the assets to be transferred and a detail of the book value of the transferred assets. In addition, such filing must set forth its agreement to adhere to the rate protections, consumer protections, capacity protections and tax neutrality protections to state and local governments in the Plan.
IT IS FURTHER ORDERED that prior to any sale, transfer or other disposition of its generation assets after the starting date of the Plan, Monongahela Power Company must submit a petition seeking a finding by the Commission that its proposed disposition of generation assets complies with the terms and conditions of the Plan. Such filing must, in accordance with the Stipulation, contain a full and complete description of the assets to be transferred and a detail of the book value of the transferred assets.
IT IS FURTHER ORDERED that Potomac Edison has been authorized by the terms and conditions of the Plan to transfer its generation assets to an affiliate at book value on or after July 1, 2000.
IT IS FURTHER ORDERED that this authority is conditioned upon Potomac Edison's agreement and guarantee, as made in its petition and the Stipulation, that it will acquire sufficient capacity to meet its West Virginia load at no cost to its West Virginia customers in excess of the existing power supply component of its rates or rates which are approved by the Commission in Case No.
99-0262-E-GI.
IT IS FURTHER ORDERED that this authority is conditioned upon Potomac Edison's Stipulation agreement and guarantee, as made in its petition and the Stipulation, that neither state nor the local tax revenues of any political sub-division of the state will be adversely impacted by the transfer of its generation assets.
IT IS FURTHER ORDERED that within 14 days of the transfer of Potomac Edison's generation assets, PE shall submit for Commission review a complete listing of generation assets transferred, detailed by account and sub-account number, and the book value of the assets at the time of transfer. This filing shall include a detailed description and book value determination of any other assets and/or liabilities that were transferred related to generation, such as agreements, deferred taxes and easements. In addition, PE shall file a complete detail of all accounting entries which are necessary to reflect the transfer of its generation assets and associated balance sheet accounts at book value.
IT IS FURTHER ORDERED that this Case is closed and shall be removed from the open case docket of the Commission, pending a limited reopening for the purpose of receiving and reviewing the asset listing and accounting entries herein ordered.
IT IS FURTHER ORDERED that the Commission's Executive Secretary shall serve a copy of this order on all parties of record by First Class United States Mail, and upon Commission Staff by hand delivery.

JML/seg
000801ca.wpd

Footnote: 1 (1) Paragraph 7 of the petition states: " After the transfer, the West Virginia customer load will be met by an arrangement between Allegheny Energy Supply Company, LLC and Mon Power/PE to make available to West Virginia customers power supply sufficient to meet all load requirements at the existing rates (or any rates established hereafter as approved by the Commission in Case No. 99-0262-E-GI). The transfer of assets will be totally transparent to customers. . . . . ."

Footnote: 2 (2) Paragraph 8 of the petition states: "The
transfers will not adversely impact tax revenues of state or local governments. . . ."